Exhibit 99.1

Investor Contact: Berkman Associates (310) 477-3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477-8900 xenonics@xenonics.com

Xenonics Reports First Quarter Results

CARLSBAD, CALIFORNIA — February 14, 2014 — XENONICS HOLDINGS, INC. (OTCQB:XNNH) today announced financial results for the first quarter of fiscal 2014.

Revenue for the three months ended December 31, 2013 decreased to $63,000, compared to $157,000 for the first quarter of fiscal 2013. The net loss for this year’s first quarter was $602,000, or $0.02 per share. This compares to a net loss for the first quarter of fiscal 2013 of $494,000, or $0.02 per share.

At December 31, 2013, Xenonics reported total current assets of $1,197,000. Total current liabilities at December 31, 2013 of $2,960,000 included notes payable due on October 15, 2014.

“Although first quarter revenue was disappointing, we already have received approximately $200,000 of new orders in the second quarter and we continue to expect additional significant orders from military and international customers in the near term. We believe our optimism is well grounded. We recently responded to an RFP from the Norwegian Armed Forces for our crew served weapon lights. We also met with Gulf states port officials regarding port security and the equipment that they need. Our NightHunter 3 and NightHunter EXT were both tested with positive results by the US Navy which could facilitate future orders and could be significant for Xenonics. And we continue developing the next generation of SuperVision. Despite the slow start, we are optimistic for the year end,” said Chairman Alan Magerman.

Conference Call

Xenonics has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the quarter. To participate in the call, dial (877) 546-5018, passcode #55207863. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #84417812, after 2:00 p.m. EST.

About Xenonics

Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

* .. * .. * .. * .. *	#49xx

3186 Lionshead Avenue, Carlsbad, CA 92010

(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,
	2013	2012
Rounded in thousands, except per share amounts	(unaudited)
Revenues	$63,000	$157,000
Cost of goods sold	37,000	74,000

Gross profit	26,000	83,000
Selling, general and administrative	415,000	416,000
Research and development	127,000	119,000

Income (loss) from operations	(516,000)	(452,000)
Other income/(expense):
Interest (expense)	(84,000)	(40,000)

Income (loss) before provision for income taxes	(600,000)	(492,000)
Income tax provision	2,000	2,000

Net income (loss)	$(602,000)	$(494,000)

Net income (loss) per share:
Basic and fully-diluted	$(0.02)	$(0.02)

Weighted average shares outstanding:
Basic and fully-diluted	24,976,000	24,976,000

XENONICS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	September 30, 2013
Rounded in thousands, except par value	(unaudited)
Assets
Current Assets:
Cash	$51,000	$220,000
Accounts receivable	—	30,000
Inventories	1,127,000	1,154,000
Other current assets	19,000	27,000

Total Current Assets	1,197,000	1,431,000
Inventories	480,000	480,000
Equipment, furniture and fixtures at cost, net	8,000	11,000
Goodwill	375,000	375,000
Other assets	17,000	17,000

Total Assets	$2,077,000	$2,314,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$515,000	$399,000
Accrued expenses	254,000	211,000
Accrued payroll and related taxes	79,000	91,000
Notes payable, net of debt discount	2,112,000	—

Total Current Liabilities	2,960,000	701,000
Notes payable	—	1,962,000

Total Liabilities	2,960,000	2,663,000

Commitments and contingencies
Shareholders’ Equity:

Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares issued and outstanding as of December 31, 2013 and September 30, 2013	25,000	25,000
Additional paid-in capital	26,947,000	26,879,000
Accumulated deficit	(27,855,000)	(27,253,000)

Total Shareholders’ Equity	(883,000)	(349,000)

Total Liabilities and Shareholders’ Equity	$2,077,000	$2,314,000